EXHIBIT 10.39

January 5, 2010

Personal and Confidential

REVISED

Scott Mendel

1022 Wisconsin Avenue

Oak Park, Il 60304

Dear Scott:

On behalf of The Active Network, Inc., a Delaware corporation (the “Company”), I am pleased to offer to you the position of Chief Financial Officer of the Company, reporting to Dave Alberga, CEO. This offer is also contingent upon the documentation of your U.S. citizenship or authorized alien work status and returning a signed copy of this letter indicating your acceptance as well as your execution and delivery of other standard employment related documents such as an Employee Proprietary Information and Inventions letter agreement and an Arbitration Agreement. The terms of your employment relationship with the Company will be as set forth below:

1.	Position. You will become the Chief Financial Officer of the Company. As such, you will have such responsibilities as determined by the Chief Executive Officer or Board of Directors (the “Board”) of the Company.

2.	Base Salary. You will be paid a bi-weekly salary of $9,230.76 ($240,000 on an annualized basis). Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). You will receive the standard benefits package offered by the Company to its employees and four weeks of annual PTO accrual commencing your date of hire.

3.	Bonus Plan. Participation in the annual incentive plan (AIP) at a target level of up to eighty percent (80%) of your annual base salary based on the achievement of certain company performance metrics as determined by the Board.

4.	Relocation Benefits. You are eligible for the following relocation benefits:

a.	Movement of your household goods, to include the transportation of 2 automobiles.

b.	3 months temporary housing. Rental car if required. Temporary housing expenses do not include reimbursement of meals.

c.	Airfare expenses for 2 trips home each month, for a period of 3 months.

d.	Expenses for one family trip to San Diego (air, hotel and meals), and an additional trip for your spouse.

e.	$10,000 (gross) reimbursement against your closing cost expenses.

5.	Stock Options. Subject to the approval of the Board of Directors of the Company, you will be granted an option (the “Option”) to purchase 250,000 shares of the Company’s common stock (the “Shares”) at an exercise price per share equal to the fair market value of the Company’s common stock as established by the Board on the date of the grant. The grant date will be as close as practical to but not earlier than your start date. Your options shall commence vesting as of your start date. The grant of the Option will be subject to the terms of the Company’s plan documentation and compliance with applicable securities law and will also be subject to standard Company vesting schedule as follows:

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 12/48th of the Shares will vest on the day immediately following the 1 year anniversary of your employment start date, thereafter at the end of each month of your employment  1/48th of the Shares will vest until such time that all Shares have vested. The options will be subject to the terms and conditions of the Company’s stock option plan.

6.	Standard Employee Agreements. You will be required to sign the Company’s standard agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

7.	At-Will Employment. Subject to the terms and conditions of your Retention Agreement, you will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the Company at any time for any reason. Even though your job duties, title compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the Chief Executive Officer of the Company.

8.	Start Date. Your employment with the Company will commence on March 1, 2010. (tentative, subject to a delay to March 15, 2010).

9.	Entire Agreement. This letter agreement, along with your Employee Proprietary Information and Inventions Agreement and your Retention Agreement constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter agreement you acknowledge that you are not relying on any promises or representations that are not contained in this letter. In the event of a conflict between the terms of this letter agreement and the terms of the Retention Agreement entered into between you and the Company, the terms of the Retention Agreement shall prevail.

10.	California Law. This letter agreement shall be governed by the laws of the State of California and shall be construed in accordance therewith.

11.	No Waiver. No provision of this letter agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

12.	Amendment. This letter agreement may be amended, altered, or revoked at any time, in whole or in part, by a written instrument setting forth such changes, signed by all parties.

13.	Binding Effect. This letter agreement shall be binding upon the parties, their heirs, personal representatives, successors and permitted assigns.

14.	Construction. Throughout this letter agreement, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine wherever the context so requires. The headings of articles and sections are included solely for convenience of reference and the text shall control the rights and obligations of the parties.

15.	Severability. If any provision of this letter agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions, which shall be fully severable and the letter agreement shall be construed and enforced as if such invalid portion had never been included.

16.	Assignment. Neither this letter agreement, nor any part hereof, shall be assigned by the Employee without the Company’s express written consent.

17.	Notices. All notices required to be given pursuant to this letter agreement shall be made in writing either by personal delivery to the party requiring notice, or by mailing such notice by certified mail, return receipt requested, to the last known address of the party requiring notice as evidenced by the records of Company. The effective date of the notice, if mailed, shall be the third day after the date of the postmark, whether the receipt of delivery is receipted for or not by the recipient of the notice.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

The Active Network, Inc.

/s/ Sheryl Roland
Sheryl Roland
SVP, Human Resources

The forgoing terms and conditions are hereby accepted:

Signed:	/s/ Scott Mendel

Print Name: Scott Mendel

Date:	1/5/10